UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 12, 2017

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01       Entry into a Material Definitive Agreement.

On October 12, 2017, Ameriprise Financial, Inc. (the “Company”) entered into a third amended and restated credit agreement with the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender and Issuing Lender, Bank of America, N.A. and Citibank, N.A. as Co-Syndication Agents, and Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A. and U.S. Bank National Association as Co-Documentation Agents (the “Restated Credit Agreement”).  Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Citigroup Global Markets Inc. served as Joint Lead Arrangers and Joint Bookrunners.  The Restated Credit Agreement amends, restates and supersedes that certain credit agreement entered into by the Company on May 1, 2015.

The Restated Credit Agreement provides for an unsecured revolving credit facility with an aggregate principal commitment amount at any time outstanding of up to $750 million.  The Company may increase the aggregate principal commitment amount to up to $1 billion upon the satisfaction of certain conditions.  Extensions of credit under the facility may be applied by the Company for working capital or any other general corporate purposes and may be made in the form of revolving loans, swingline loans, and letters of credit.  Subject to the terms set forth in the Restated Credit Agreement, the Company may borrow, prepay and re-borrow amounts under the facility at any time prior to the termination of the facility.

Interest rates owed by the Company in connection with extensions of credit pursuant to the Restated Credit Agreement are determined by reference to an identified market rate, plus an applicable margin that fluctuates based on the then current rating of the Company’s senior unsecured long-term debt.  The Company will also pay, on a quarterly basis, a facility fee on the aggregate amount of commitments by lenders under the facility, whether used or unused.

The Restated Credit Agreement contains customary representations and warranties, covenants and events of default.  The covenants set forth in the Restated Credit Agreement include certain affirmative and negative operational and financial covenants including, without limitation, restrictions on the Company’s ability to incur certain liens, to make fundamental changes to its business, to enter into transactions with affiliates, and to permit subsidiary indebtedness to exceed 10 percent of consolidated net worth.  The financial covenants require the Company to maintain an interest coverage ratio which exceeds 4.00 to 1.00 and to not permit its consolidated leverage ratio to exceed 40 percent.  In addition, the Restated Credit Agreement provides for certain events of default, the occurrence of which could result in the acceleration of the Company’s obligations under the facility and the termination of the lenders’ obligation to extend credit pursuant to the Restated Credit Agreement.

The lending commitments under the facility are scheduled to expire on October 12, 2022, at which time the Company will be required to pay in full all obligations then outstanding.

This description of the Restated Credit Agreement is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a complete copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in response to this Item 1.01.

In the ordinary course of business, the Company and its affiliates have engaged, and may in the future engage, certain parties to the Restated Credit Agreement or the affiliates of such parties to provide commercial banking, investment banking, product distribution and other services for which the Company or its affiliates pay customary fees and commissions.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

Exhibit 10.1

Third Amended and Restated Credit Agreement dated as of October 12, 2017 among Ameriprise Financial, Inc., as Borrower, the lenders party thereto, Wells Fargo Bank, National Association as Administrative Agent, Swingline Lender and Issuing Lender, Bank of America, N.A. and Citibank, N.A. as Co-Syndication Agents, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A. and U.S. Bank National Association as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: October 16, 2017	By	/s/ David H. Weiser
David H. Weiser
Senior Vice President & Assistant General Counsel